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                                                                    EXHIBIT 99.1

[PEABODY LOGO]                                       PEABODY ENERGY
                                                     NEWS RELEASE

                                                     CONTACT:
                                                     Vic Svec
                                                     (314) 342-7768


FOR IMMEDIATE RELEASE
January 15, 2003

PEABODY ENERGY (NYSE: BTU) ANNOUNCES EVENTS
AFFECTING FOURTH QUARTER 2002 EARNINGS

ST. LOUIS, Jan. 15 - Peabody Energy today announced that it expects to record a one-time $10 million after-tax charge and $38 million income tax benefit to fourth quarter 2002 earnings, both of which were not included in prior earnings targets.

o An adverse U.S. Supreme Court ruling was received today regarding health care beneficiaries previously assigned to Peabody Coal Company and Eastern Associated Coal Corp., two Peabody units, by the Social Security Administration. The decision will result in an after-tax fourth quarter charge of approximately $10 million, or $0.19 per share.

     The ruling overturns a U.S. Court of Appeals decision in June 2001 that the Social Security Administration had improperly assigned approximately 300 beneficiaries to the units under the Coal Act, which resulted in the Social Security Administration withdrawing these assignments. This litigation, discussed in the company's filed financial documents, had been ongoing since 1999. As a result of the ruling, Eastern Associated and Peabody Coal will be responsible for the health care premiums of a defined group of retirees, who last worked with the units prior to 1976, and their beneficiaries.

o Peabody expects to record an income tax benefit of approximately $38 million, or $0.70 per share, in the fourth quarter primarily due to recognition of previously reserved net operating loss carryforward benefits that were used to offset taxable gains on property sales in the fourth quarter.

         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2001 sales of 194 million tons of coal and $2.6 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.